Filed Pursuant to Rule 433

Dated May 5, 2022

Registration No. 333-254191

CAPITAL ONE FINANCIAL CORPORATION

$4,000,000,000

$1,000,000,000 4.166% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2025

$1,550,000,000 4.927% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2028

$1,100,000,000 5.268% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2033

$350,000,000 FLOATING RATE SENIOR NOTES DUE 2025

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	May 5, 2022

Settlement Date:	May 9, 2022 (T+2)

Ranking:	Senior Unsecured

Expected Security Ratings: *	Baa1 / BBB / A- (Moody’s / S&P / Fitch)

$1,000,000,000 4.166% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2025

Security:	4.166% Fixed-to-Floating Rate Senior Notes due 2025

Principal Amount:	US$1,000,000,000

Net Proceeds to Issuer (before expenses):	US$998,000,000

Maturity Date:	May 9, 2025

Fixed Rate Period:	From and including May 9, 2022 to but excluding May 9, 2024

Floating Rate Period:	From and including May 9, 2024 to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on May 9 and November 9 of each year, commencing on November 9, 2022 and ending on May 9, 2024

Benchmark Treasury:	UST 2.50% Notes due April 30, 2024

Benchmark Treasury Price and Yield:	99-18 3⁄4 ; 2.716%

Spread to Benchmark Treasury:	+145 bps

Re-offer Yield:	4.166%

Fixed Rate Period Coupon:	4.166% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR (compounded daily over a quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in the preliminary prospectus supplement). As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 137 bps

Index Maturity:	Daily

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including May 9, 2024 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date) will be the period from and including the second-to-last Floating Rate Interest

Payment Period End-Date to but excluding the Maturity Date and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End-Dates:	February 9, May 9, August 9 and November 9 of each year, beginning on August 9, 2024 and ending on the Maturity Date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Floating Rate Interest Payment Dates:	The second business day following each Floating Rate Interest Payment Period End-Date; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period will be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on May 9, 2024 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 10 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H CQ6 / US14040HCQ65

$1,550,000,000 4.927% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2028

Security:	4.927% Fixed-to-Floating Rate Senior Notes due 2028

Principal Amount:	US$1,550,000,000

Net Proceeds to Issuer (before expenses):	US$1,544,575,000

Maturity Date:	May 10, 2028

Fixed Rate Period:	From and including May 9, 2022 to but excluding May 10, 2027

Floating Rate Period:	From and including May 10, 2027 to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on May 10 and November 10 of each year, commencing on November 10, 2022 (long first interest payment period) and ending on May 10, 2027

Benchmark Treasury:	UST 2.75% Notes due April 30, 2027

Benchmark Treasury Price and Yield:	98-23 1⁄4; 3.027%

Spread to Benchmark Treasury:	+190 bps

Re-offer Yield:	4.927%

Fixed Rate Period Coupon:	4.927% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR (compounded daily over a quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in the preliminary prospectus supplement). As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 205.7 bps

Index Maturity:	Daily

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including May 10, 2027 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End-Dates:	February 10, May 10, August 10 and November 10 of each year, beginning on August 10, 2027 and ending on the Maturity Date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Floating Rate Interest Payment Dates:	The second business day following each Floating Rate Interest Payment Period End-Date; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period will be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on May 10, 2027 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 10 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H CS2 / US14040HCS22

$1,100,000,000 5.268% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2033

Security:	5.268% Fixed-to-Floating Rate Senior Notes due 2033

Principal Amount:	US$1,100,000,000

Net Proceeds to Issuer (before expenses):	US$1,095,050,000

Maturity Date:	May 10, 2033

Fixed Rate Period:	From and including May 9, 2022 to but excluding May 10, 2032

Floating Rate Period:	From and including May 10, 2032 to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted

Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on May 10 and November 10 of each year, commencing on November 10, 2022 (long first interest payment period) and ending on May 10, 2032

Benchmark Treasury:	UST 1.875% Notes due February 15, 2032

Benchmark Treasury Price and Yield:	89-31+; 3.068%

Spread to Benchmark Treasury:	+220 bps

Re-offer Yield:	5.268%

Fixed Rate Period Coupon:	5.268% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR (compounded daily over a quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in the preliminary prospectus supplement). As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 237 bps

Index Maturity:	Daily

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including May 10, 2032 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End-Dates:	February 10, May 10, August 10 and November 10 of each year, beginning on August 10, 2032 and ending on the Maturity Date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Floating Rate Interest Payment Dates:	The second business day following each Floating Rate Interest Payment Period End-Date; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period will be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on May 10, 2032 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 10 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H CT0 / US14040HCT05

$350,000,000 FLOATING RATE SENIOR NOTES DUE 2025

Security:	Floating Rate Senior Notes due 2025

Principal Amount:	US$350,000,000

Net Proceeds to Issuer (before expenses):	US$349,300,000

Maturity Date:	May 9, 2025

Payment Frequency:	Quarterly

Day Count/Business Day Convention:	Actual/360; Modified Following, Adjusted

Price to Public:	100.000% of principal amount

Interest Rate:	Base Rate plus the Spread payable quarterly in arrears.

Base Rate:	SOFR (compounded daily over a quarterly Floating Rate Interest Payment Period in accordance with the specific formula described in the preliminary prospectus supplement). As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 135 bps

Index Maturity:	Daily

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the second most recent Floating Rate Interest Payment Period End-Date (or from and including May 9, 2022 in the case of the first Floating Rate Interest Payment Period) to but excluding the immediately preceding Floating Rate Interest Payment Period End-Date; provided that (i) the Floating Rate Interest Payment Period with respect to the final Floating Rate Interest Payment Date (i.e., the Maturity Date, or, if the notes are redeemed, the redemption date) will be the period from and including the second-to-last Floating Rate Interest Payment Period End-Date to but excluding the Maturity Date or redemption date, as applicable, and (ii) with respect to such final Floating Rate Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Floating Rate Interest Payment Period End-Dates:	February 9, May 9, August 9 and November 9 of each year, beginning on August 9, 2022 and ending on the Maturity Date, or, if the notes are redeemed, the redemption date; provided that if any scheduled Floating Rate Interest Payment Period End-Date, other than the Maturity Date or redemption date, as applicable, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Floating Rate Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Floating Rate Interest Payment Period End-Date (i.e., the Maturity Date or redemption date, as applicable) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Floating Rate Interest Payment Period End-Date.

Floating Rate Interest Payment Dates:	The second business day following each Floating Rate Interest Payment Period End-Date; provided that the Floating Rate Interest Payment Date with respect to the final Floating Rate Interest Payment Period will be the Maturity Date, or, if the notes are redeemed, the redemption date. If the scheduled Maturity Date or redemption date, as applicable, falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date, as applicable.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date, or, if the notes are redeemed, the second U.S. Government Securities Business Day prior to the redemption date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on May 9, 2024 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 10 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H CR4 / US14040HCR49

OTHER INFORMATION

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Capital One Securities, Inc.

Co-Managers:	RBC Capital Markets, LLC Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents Capital One Financial Corporation has filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, or Capital One Securities, Inc. toll-free at 1-800-666-9174, Attn: Compliance.

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